Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 10, 2015, with respect to the consolidated financial statements, schedules and internal control over financial reporting included in the Annual Report of Federal Realty Investment Trust on Form 10-K for the year ended December 31, 2014, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned reports in this Registration Statement on Form S-3 of Federal Realty Investment Trust, and to the use of our name as it appears under the caption “Experts.”

McLean, Virginia

May 8, 2015